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                       WAIVER TO GLOBAL CUSTODY AGREEMENT

         THIS WAIVER TO GLOBAL CUSTODY AGREEMENT (the "Waiver") is entered into as of this 28th day of February 2005, by and between Gartmore Mutual Funds, an Ohio business trust (the "Customer"), and JPMorgan Chase Bank (the "Bank").

                                   BACKGROUND

         The Bank and the Customer are parties to that certain Global Custody Agreement dated as of April 4, 2003 (together with all riders thereto, collectively, the "Agreement"), pursuant to which the Bank provides certain services to the Customer and the Customer's Funds (as that term is defined in the Agreement). The Customer has agreed to sell all or substantially all of the Customer's assets to Gartmore Mutual Funds, a Delaware statutory trust ("Gartmore Delaware"), including, without limitation, the Funds pursuant to an agreement (hereinafter, the "Transaction"), and, in connection therewith, the Customer desires to assign the Agreement and all riders thereto to Gartmore Delaware (the "Assignment"). Section 14(d) of the Agreement provides that the Agreement shall not be assignable by either party. Bank desires to waive the provision of said Section 14(d), which prohibits the assignment of the Agreement, and to express the Bank's consent to the Assignment.

         For good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

         1. This Waiver is effective upon the consummation of the Transaction.

         2. The Bank hereby waives, with respect to the Transaction, the provisions of Section 14(d) of the Agreement, which prohibits the assignment thereof and consents to the Assignment.

         3. This Waiver shall be governed by and construed to be in accordance with the substantive laws of the State of New York, without reference to choice of law principles thereof.

         4. This Waiver may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the day and year first written above.

GARTMORE MUTUAL FUNDS                   JPMORGAN CHASE BANK


By:                                     By:
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Name:                                   Name:
Title:                                  Title: